Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
2700 205 – 5th Avenue SW	Telefax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca
Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Precision Drilling Corporation, as Administrator of Precision Drilling Trust
We consent to:
–	the inclusion in this annual report on Form 40-F and the incorporation by reference in the registration statements on Form S-8 (File No. 333-159965) and on Form F-10 (File No. 333-156844) our auditors’ report dated March 10, 2010 on the consolidated balance sheets of Precision Drilling Trust (“the Trust”) as at December 31, 2009 and 2008, and the consolidated statements of earnings and retained earnings (deficit), comprehensive income (loss) and cash flow for each of the years in the three-year period ended December 31, 2009; and
–	the inclusion in this annual report on Form 40-F of our Report of Independent Registered Public Accounting Firm dated March 10, 2010 on the Trust’s internal control over financial reporting as of December 31, 2009.

Chartered Accountants
Calgary, Canada
March 29, 2010
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.